EXHIBIT 99.1

CONTACT

Mister Goody, Inc.

561.396.0554

info@mistergoody.com

Mister Goody Provides Corporate Update

Mister Goody announces closing of private placement, significant increase in revenues at its Naked Edge subsidiary and commits to maximize shareholder value through strategic investment in the food and beverage industry.

Delray Beach, Florida – October 4, 2013 – Mister Goody, Inc. (OTC BB: MSGO) is providing the following corporate update regarding its business and partially owned subsidiary, The Naked Edge, LLC:

Mister Goody, Inc:

Mister Goody provides management consulting services to its partially owned subsidiary The Naked Edge, LLC. Mister Goody’s services include consulting on matters relating to product development, packaging, sales, marketing, distribution and business management. The Mister Goody team includes eight professionals with extensive experience in sales, marketing, distribution, finance and the food and beverage industry.

Mister Goody recently completed a private placement of its common stock to one accredited investor that resulted in gross proceeds of $100,000. Proceeds from the private placement will be used for general corporate purposes.

The Naked Edge, LLC subsidiary:

Naked Edge manufactures Veggie Go’s, an organic fruit and vegetable snack currently sold at approximately 600 retail locations in the United States and Canada, including Whole Foods, Abe’s Market, Earth Saves, Vitamin Cottage, Lassen’s, PCC Market, King Soopers, City Market and other chains and specialty stores.

For the fiscal year ending March 31, 2012, Naked Edge generated $8,346 in revenues. For the fiscal year ending March 31, 2013, Naked Edge generated $94,102 in revenues. During the three months ending June 30, 2013, Naked Edge generated $77,651 in revenues.

For the three months ending September 30, 2013, Naked Edge anticipates reporting revenues in excess of $110,000, an increase of more than 40% over the prior quarter. Revenues have increased due to additional growth in distribution, retailer interest and consumer demand.

Mister Goody owns 50% of the voting rights and 40% of the economic rights of Naked Edge. In addition, Mister Goody is entitled to consulting fees from Naked Edge after certain milestones are achieved.

Mister Goody intends to maximize shareholder value through its Naked Edge subsidiary and additional strategic investments in the food and beverage industry.

About Mister Goody, Inc. (OTC BB: MSGO)

Mister Goody provides management consulting services to its partially owned subsidiary The Naked Edge, LLC. Naked Edge manufactures Veggie Go’s, an organic fruit and vegetable snack. Mister Goody’s services include consulting on matters relating to product development, packaging, sales, marketing, distribution and business management. Mister Goody is positioning for growth through strategic investment in the food and beverage industry.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in  methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the company's control.